September 28, 1995


Joseph P. O'Connell, Jr.
Questech, Inc.
7600-A Leesburg Pike
Falls Church, Virginia 22043

Re:  Loan and Security Agreement dated as of July 15, 1991
     Amendment No. 12

Gentlemen:

Reference is made to the Loan and Security Agreement by and among Questech, Inc. And Questech Service Company, (the "Borrowers") and Signet Bank/Virginia (the "Lender") dated July 15, 1991 (the "Loan Agreement"). Terms defined in the Loan Agreement shall have the same defined meanings when used herein.

The definition of the term listed below, as found in Section 1 of the Loan Agreement, is hereby amended in full to read as follows:

     "Termination Date" means December 31, 1995, and any extension or extensions thereof granted by the Lender in its sole discretion.

Section 6.8 of the Loan Agreement is hereby amended in full to read as follows:

     6.8 Loans. Make, or permit any Subsidiary to make, any loan or advance to any person except for loans to employees, officers or directors of the Borrower or any Subsidiary not exceeding $50,000.00 in the aggregate at any time outstanding, and travel advances necessary for the performance under certain of the Borrowers' contracts, not exceeding $180,000.00 in the aggregate at any time outstanding.

Except as amended hereby, all other terms and conditions of the Loan Agreement are ratified and confirmed in all respects.

Please acknowledge your acceptance of the above terms and modifications by signing below and returning the original of this letter to my attention.

Sincerely,
Signet Bank/Virginia


William A. Nalls
Senior Vice President

Acknowledged and accepted this _____ day of _______, 1995.

Questech, Inc.                      Questech Service Company


By: ________________________       By: __________________________